Exhibit 99.3

LETTER TO NOMINEE HOLDERS

DCB Financial Corp

Subscription Rights to Purchase Common Shares Offered

Pursuant to Subscription Rights Distributed to

Shareholders of

DCB Financial Corp

            , 2012

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by DCB Financial Corp (“we,” “us,” “our,” or the “Company”) of common shares, pursuant to non-transferable subscription rights distributed to all shareholders of record of our common shares, no par value, at 5:00 p.m., Eastern Time, on             , 2012 (the “Record Date”). The subscription rights and common shares are described in the prospectus dated             , 2012 (the “Prospectus”).

In the rights offering, the Company is offering an aggregate of 1,307,799 common shares, as described in the Prospectus.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2012, unless extended (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of common shares registered in your name or the name of your nominee is entitled to one subscription right for every three common shares owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each subscription right will allow the holder thereof to subscribe for a number common shares (the “basic subscription right”) at the cash price of $3.80 per share (the “subscription price”). For example, if a shareholder owned 30 common shares as of 5:00 p.m., Eastern Time on the Record Date, it would receive 10 subscription rights and would have the right to purchase 10 common shares (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) for the subscription price.

If a shareholder purchases all of the common shares available to it pursuant to its basic subscription right, it may also exercise an over-subscription privilege to purchase a portion of any common shares that are not purchased by shareholders through the exercise of their basic subscription rights (the “unsubscribed shares”), subject to the availability and pro rata allocation of the unsubscribed shares among all persons exercising this over- subscription privilege. To the extent the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges, then the unsubscribed shares will be prorated among those who properly exercised their over- subscription privilege based on the number of shares each person subscribed for under their basic subscription right. If this pro rata allocation results in any person receiving a greater number of unsubscribed shares than the person subscribed for pursuant to the exercise of his or her over-subscription privilege, then such person will be allocated only that number of unsubscribed shares for which he or she oversubscribed, and the remaining unsubscribed shares will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated or all over-subscription privileges have been satisfied.

Each shareholder will be required to submit payment in full for all the shares it wishes to buy with its over- subscription privilege. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if a shareholder wishes to maximize the number of shares it may purchase pursuant to the shareholder’s over-subscription privilege, the shareholder will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of common shares that may be available to such shareholder (i.e., for the maximum number of common shares available to the shareholder, assuming such shareholder fully exercises its basic subscription right and is allotted the full amount of the over-subscription privilege elected by such shareholder).

Fractional shares resulting from the exercise of the basic subscription right and over- subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

We can provide no assurances that each shareholder will actually be entitled to purchase the number of common shares issuable upon the exercise of such shareholder’s over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy a shareholder’s exercise of the over-subscription privilege if all of the shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient common shares are available following the exercise of subscription rights under the basic subscription rights.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to a shareholder pursuant to the over-subscription privilege is less than the amount the shareholder actually paid in connection with the exercise of the over-subscription privilege, the shareholder will be allocated only the number of unsubscribed shares available to it as soon as practicable after the Expiration Time, and the shareholder’s excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount the shareholder actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to the shareholder pursuant to the over-subscription privilege, such shareholder will be allocated the number of unsubscribed shares for which it actually paid in connection with the over-subscription privilege.

The subscription rights will be evidenced by a non-transferable rights certificate registered in the shareholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold common shares beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate rights certificate to contact the appropriate nominee as soon as possible and request that a separate rights certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by us or the subscription agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the use of DCB Financial Corp Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold our common shares registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the subscription agent.

Your prompt action is requested. To exercise the subscription rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed rights certificate with payment of the subscription price in full for each common share subscribed for pursuant to the basic subscription right and the over-subscription privilege. The subscription agent must receive the rights certificate with payment of the subscription price prior to the Expiration Time. A subscription rights holder cannot revoke the exercise of its subscription rights, even if the rights offering is extended by our board of directors.

Additional copies of the enclosed materials may be obtained from the subscription agent by calling 1-800-733-1121 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.